As filed with the Securities and Exchange Commission on August 1, 2019

Registration No. 033-51465
Registration No. 333-27767
Registration No. 333-56500

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 to:

Form S-3 Registration Statement No. 033-51465
Form S-3 Registration Statement No. 333-27767
Form S-3 Registration Statement No. 333-56500

UNDER
THE SECURITIES ACT OF 1933

TCF FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	41-1591444
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

200 Lake Street East, Mail Code EX0-03-A, Wayzata, MN 55391-1693
(952) 745-2760
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Craig R. Dahl
Chief Executive Officer and President
TCF Financial Corporation
333 W. Fort Street, Suite 1800
Detroit, Michigan 48226
(800) 867-9757
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to these registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No.1 relates to the following Registration Statements on Form S-3 (collectively, the "Registration Statements") of TCF Financial Corporation, a Delaware corporation (the "Registrant" or "Legacy TCF"):

File No. 033-51465, filed with the U.S. Securities and Exchange Commission (the "Commission") on December 15, 1993, registering 2,042,106 shares of the Registrant’s common stock, $0.01 par value (the "Common Stock");

File No. 333-27767, filed with the Commission on May 23, 1997, registering 800,000 shares of Common Stock (and related preferred share purchase rights associated with the Common Stock); and

File No. 333-56500, filed with the Commission on March 2, 2001, registering 37,259 shares of Common Stock (and related preferred share purchase rights associated with the Common Stock).

On August 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of January 27, 2019 (the "Merger Agreement"), by and between the Registrant and Chemical Financial Corporation, a Michigan corporation ("Chemical"), the Registrant merged with and into Chemical (the "Merger"), with Chemical continuing as the surviving corporation (the "Surviving Corporation"), and as successor in interest to the Registrant. In connection with the consummation of the Merger, the Surviving Corporation changed its name to "TCF Financial Corporation."

As a result of the Merger, the Registrant terminates any and all offerings of its securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No.1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on August 1, 2019. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

TCF Financial Corporation, a Michigan corporation As successor by merger to TCF Financial Corporation, a Delaware corporation

By:	/s/ Craig R. Dahl
Name:	Craig R. Dahl
Title:	Chief Executive Officer and President